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                                                                    EXHIBIT 99.3

[BRIGHAM LOGO]                                                      NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE



BRIGHAM EXPLORATION REPORTS IMPROVED 1999 FINANCIAL RESULTS

================================================================================

         Austin, TX -- (Business Wire) - March 7, 2000 -- Brigham Exploration Company (NASDAQ:BEXP) today announced its financial results for the quarter and fiscal year ended December 31, 1999. Significant highlights of Brigham's 1999 financial performance include:

o Net production volumes increased 4% on an equivalent basis in the fourth quarter 1999 relative to the fourth quarter 1998, despite the sale of producing reserves in mid-1999 and a significantly reduced drilling budget during 1999;

o Higher realized oil and gas sales prices contributed to production revenue growth of 63% in the fourth quarter and 9% for the full year 1999 vs. comparable periods in 1998;

o Significant year-over-year growth in EBITDA - 543% in the fourth quarter and 43% for the year - due to improved realized sales prices and reduced unit operating costs; and

o Continuing improvement in per unit G&A expenses - $0.52 per Mcfe in the fourth quarter 1999 vs. $0.92 per Mcfe in the fourth quarter 1998.

FOURTH QUARTER 1999 RESULTS

         Average net daily production volumes for the fourth quarter 1999 were
16.5 MMcfe, an increase of 4% from the fourth quarter 1998. Excluding net volumes attributable to properties sold by Brigham effective as of June 30, 1999, the Company's average net daily production would have been 12.6 MMcfe for the fourth quarter 1998, resulting in comparable year-over-year production growth of 31% over those adjusted volumes. This production growth primarily resulted from the completion of wells drilled in the early portion of Brigham's 1999 drilling program combined with recompletion and workover projects performed by the Company on certain producing wells. Significant drilling discoveries made by the Company late in 1999 did not materially contribute to fourth quarter volumes and will not contribute a full quarter of production until the second quarter of 2000.

         Net natural gas production in the fourth quarter 1999 was 1.0 Bcf, an 11% decrease over the same period in 1998, while net oil production in the current year quarter was 80 MBbls, a 61% increase from the prior year quarter. The decrease in net natural gas production was primarily the result of the Company's producing property divestitures effective June 30, 1999. The significant increases in oil production were attributable to workovers and other production stimulation operations and the resumption of production for certain non-operated oil wells that were shut-in during the fourth quarter 1998. Natural gas comprised 68% of Brigham's equivalent fourth quarter 1999 production volumes.

         Natural gas and oil sales for the fourth quarter 1999 were $4.1 million, or a 63% increase from the same period last year. The Company's average realized natural gas and oil equivalent sales price increased 58% in the fourth quarter 1999 as compared to the average realized sales price in the prior year quarter resulting from improved market prices for both natural gas and crude oil. Brigham's average natural gas sales price for the fourth quarter 1999 was $2.22 per Mcf compared to $1.65 per Mcf in the fourth quarter 1998 (a 36% increase), while the Company's average oil sales price for the fourth quarter 1999 was $23.38 per Bbl compared to $13.06 per Bbl in the prior year period (a 79% increase). Losses on natural gas hedging transactions of $485,000, or $0.48 per Mcf, negatively impacted Brigham's net realized natural gas sales price and revenues during the fourth quarter 1999, while natural gas hedging gains of $281,000, or $0.25 per Mcf, contributed positively to the Company's average realized natural gas sales price and revenues during the prior year period. In late September 1999, Brigham sold call options on a portion of its future oil and natural gas production to enable the Company to increase its effective fixed swap price by an average of $0.57 per MMBtu on its existing natural gas hedging contracts during the months of October 1999 through January 2000. For accounting purposes, the improvement in the Company's average realized natural gas sales price attributable to these transactions is not reflected in reported revenues. Rather, it is reflected in (i) other income (expense) on the income statement, and (ii) amortization of deferred loss on derivatives instruments and market value adjustment for derivatives instruments on the cash flow statement.

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         Lease operating expenses for the fourth quarter 1999 were $580,000, an
8% reduction from the fourth quarter 1998. Also lower in the current year quarter, net general and administrative expenses were $771,000 in the fourth quarter 1999, or a significant 41% reduction from the fourth quarter 1998. Depletion expenses were $2.0 million ($1.34 per Mcfe), or a 50% decrease from the prior year quarter due to Brigham's improved drilling results during 1999. Interest expense increased to $2.7 million in the fourth quarter 1999 from $2.4 million in the prior year period as a result of increased borrowings and higher effective interest rates.

         Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) increased 543% to $3.3 million in the fourth quarter 1999 from $512,000 in the fourth quarter 1998, while operating cash flow for the fourth quarter 1999 was $2.8 million ($0.19 per diluted share), an increase from a loss of $891,000 ($0.07 per diluted share) for the same period in 1998. The Company reported a net loss of $2.2 million ($0.15 per diluted share) for the fourth quarter 1999 compared to a net loss of $31.6 million ($2.38 per diluted share) for the prior year period. The net loss during the fourth quarter 1998 included a $25.9 million ($1.95 per diluted share) non-cash capitalized ceiling impairment charge.

YEAR-END 1999 RESULTS

         Net equivalent production volumes totaled 6.3 Bcfe (67% natural gas) for the full year 1999 compared with 6.6 net Bcfe produced in 1998. Adjusted for the Company's proved reserve sales effective June 30, 1999, Brigham achieved comparable year-over-year production volume growth of 3%. Natural gas and oil sales for 1999 totaled $15 million compared to $13.8 million last year, an increase of 9% despite the Company's mid-year producing property divestitures, which generated proceeds of $17.1 million. Brigham's average realized natural gas and oil equivalent sales price increased 15% to $2.39 per Mcfe in 1999 from $2.08 per Mcfe in the prior year. Average realized sales prices during 1999 were $2.11 per Mcf for natural gas and $17.79 per Bbl for oil compared with average realized sales prices during 1998 of $2.04 per Mcf and $12.85 per Bbl, respectively.

         Despite the Company's sales of producing properties at mid-year and its reduced drilling budget relative to 1998, Brigham achieved growth in EBITDA, operating cash flow and net income during 1999. EBITDA for 1999 increased 43% to $9.5 million from $6.6 million last year, while operating cash flow increased to $7.5 million ($0.53 per diluted share) in 1999, a 245% increase from $2.2 million ($0.17 per diluted share) for 1998. The Company reported a net loss of $21.6 million ($1.53 per diluted share) for 1999, partially attributable to a non-cash $12.2 million loss associated with its property divestitures in mid-1999. Under full-cost accounting rules, the Company was required to recognize this loss in the second quarter 1999 despite the economic gain actually realized on the sales. Excluding this one-time charge, Brigham's net loss for 1999 would have been $9.4 million ($0.67 per diluted share). This compares to a loss of $33.3 million ($2.64 per diluted share) for 1998, which included a $25.9 million ($2.05 per diluted share) non-cash capitalized ceiling impairment charge recognized during the fourth quarter 1998.

CURRENT DAILY PRODUCTION INCREASED FROM FOURTH QUARTER 1999

         Brigham currently estimates its average net daily production volumes to be approximately 20 MMcfe, or 21% higher than its average daily production during the fourth quarter 1999. This growth in daily production volumes is primarily attributable to the late February additions of the recently completed Palmer State #2 well in Brigham's Home Run Field discovery in Brooks County, Texas and a well in Brigham's Frio play in Brazoria County, Texas. Following the completion of its recently announced financing transactions, Brigham has spud 3 wells and has plans to spud an additional 10 wells in the next 60 days in its Anadarko Basin and Gulf Coast 3-D projects, which would contribute to production volumes beginning in the second and third quarters of 2000.

MANAGEMENT COMMENT

         Curtis Harrell, Brigham's Chief Financial Officer, stated, "In many ways 1999 was a year of transition for our company. Activity levels were down significantly as we focused on the sale of assets and a series of related financing transactions. We were also successful in the implementation of various measures to reduce overhead and other fixed components of our cost structure. As a result, we begin 2000 with an improved cost structure and the necessary capital to fund a drilling budget twice that of 1999."


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         Harrell further stated, "Our Company continues to benefit from its prior investments in 3-D seismic and land assets with 80% of our 2000 capital budget directed towards drilling. We therefore have an excellent opportunity in 2000 to accelerate our growth in production volumes and reserves at extremely attractive all-in finding costs. With an improved cost structure and higher commodity prices, EBITDA margins should continue to improve from the record levels realized in the fourth quarter of 1999."

CONFERENCE CALL INFORMATION

         Brigham management will host a conference call to discuss the Company's year-end 1999 financial and operational results with investors, analysts and other interested parties on Wednesday, March 8th, at 9:00 a.m. Central time. To participate in the call, please dial 800-340-5810 and ask for the Brigham Exploration conference call (conference identification number 14513509). A recording of the conference call will be available to interested parties approximately one hour after the call is completed through 5:00 p.m. Central time on Thursday, March 9th. To access the recording, please dial 800-633-8284 and enter 14513509 as the conference playback identification number.

ABOUT BRIGHAM EXPLORATION

         Brigham Exploration Company (www.bexp3d.com) is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces.

FORWARD LOOKING STATEMENTS DISCLOSURE

         Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that are based upon current expectations. The Company's actual capital expenditures in 2000 may differ from the estimates discussed herein. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, availability of sufficient capital resources by the Company and its project participants, federal and state regulatory developments and other risks more fully described in the Company's filings with the Securities and Exchange Commission.

Contact: Christopher A. Phelps, Vice President - Finance and Strategic Planning
         (512) 427-3300 / investor@bexp3d.com

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                          BRIGHAM EXPLORATION COMPANY
                      SUMMARY CONSOLIDATED BALANCE SHEETS
                           (in thousands)(unaudited)

                                                  Three Months Ended December 31,        Twelve Months Ended December 31,
                                                  -------------------------------        --------------------------------
                                                       1998           1999                      1998           1999
                                                  -------------  ----------------        ---------------  ---------------
Revenues:
  Natural gas and oil sales                       $    2,507     $    4,096              $    13,799      $    14,992
  Workstation revenue                                     68             38                      390              285
                                                       2,575          4,134                   14,189           15,277
Costs and expenses:
  Lease operating                                        630            580                    2,172            2,259
  Production taxes                                       145            283                      850              968
  General and administrative                           1,310            771                    4,672            3,481
  Depletion of natural gas and oil properties          3,970          1,982                    8,483            7,792
  Capitalized ceiling impairment                      25,926             --                   25,926               --
  Depreciation and amortization                          125            127                      413              525
  Amortization of stock compensation                      74             11                      372                1
                                                    --------        -------                 --------         --------
                                                      32,180          3,754                   42,888           15,026
                                                    --------        -------                 --------         --------

Operating income (loss)                              (29,605)           380                  (28,699)             251
Interest expense                                      (2,386)        (2,727)                  (5,968)          (9,697)
Interest income                                           22             42                      136              176
Other income (expense)                                    --            111                       --             (163)
Loss on sale of natural gas and oil properties            --             --                       --          (12,195)
                                                    --------        -------                 --------         --------
  Net loss before income taxes                       (31,969)        (2,194)                 (34,531)         (21,628)
Income tax benefit                                       322             --                    1,186               --
                                                    --------        -------                 --------         --------
  Net loss                                          $(31,647)       $(2,194)                $(33,345)        $(21,628)
                                                    ========        =======                 ========         ========

Net loss per share:
  Basic / Diluted                                   $  (2.38)       $ (0.15)                $  (2.64)        $  (1.53)

Wt. avg. common shares outstanding:
  Basic / Diluted                                     13,306         14,518                   12,626           14,152


               PRODUCTION, SALES PRICES AND OTHER FINANCIAL DATA
                                  (unaudited)


                                                  Three Months Ended December 31,        Twelve Months Ended December 31,
                                                  -------------------------------        --------------------------------
                                                       1998           1999                     1998            1999
                                                  -------------  ----------------        ---------------  ---------------
Avg. net daily production:
  Natural gas (MMcf)                                    12.5           11.1                    11.9             11.7
  Oil (Bbls)                                           551.0            887                   1,100              960
  Equivalent natural gas (MMcfe) (6:1)                  15.8           16.5                    18.5             17.4
Total net production:
  Natural gas (MMcf)                                   1,125          1,003                   4,269            4,197
  Oil (MBbls)                                             50             80                     396              346
  Equivalent natural gas (MMcfe) (6:1)                 1,422          1,482                   6,644            6,270
  % Natural gas                                           79%            68%                     64%              67%
Sales prices:
  Natural gas ($/Mcf) (a)                            $  1.65         $ 2.22                  $ 2.04           $ 2.11
  Oil ($/Bbl)                                        $ 13.06         $23.38                  $12.85           $17.79
  Equivalent natural gas ($/Mcfe) (6:1)              $  1.76         $ 2.76                  $ 2.08           $ 2.39
Other financial data:
  EBITDA ($000) (b)                                  $ 512.0         $3,293                  $6,631           $9,456
  Operating cash flow ($000) (c)                     $  (891)        $2,757                  $2,182           $7,532
  Operating cash flow per diluted share(c)           $ (0.07)        $ 0.19                  $ 0.17           $ 0.53


(a) Includes the effects of natural gas hedging gains and losses.
(b) Net income (loss) plus interest expense, DD&A expenses, deferred income taxes and other non-cash items.
(c) Net income (loss) plus DD&A expenses, deferred income taxes and other non-cash items.


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                          BRIGHAM EXPLORATION COMPANY
                      SUMMARY CONSOLIDATED BALANCE SHEETS
                           (in thousands)(unaudited)

                                                                                  December 31,            December 31,
                                                                                      1998                     1999
                                                                                  ------------            ------------
Assets:
  Current assets                                                                    $ 10,797                  $  8,264
  Natural gas and oil properties, at cost, net                                       134,317                   112,066
  Other property and equipment, at cost, net                                           2,014                     1,686
  Other non-current assets                                                             3,388                     3,667
                                                                                    --------                  --------
  Total assets                                                                      $150,516                  $125,683
                                                                                    ========                  ========

Liabilities and stockholders' equity:
  Current liabilities                                                               $ 23,513                  $ 17,744
  Notes payable                                                                       59,000                    56,000
  Senior subordinated notes, net                                                      35,786                    41,341
  Other non-current liabilities                                                        7,536                     1,600
                                                                                    --------                  --------
   Total liabilities                                                                 125,835                   116,685
  Stockholders' equity                                                                24,681                     8,998
                                                                                    --------                  --------
   Total liabilities and stockholders' equity                                       $150,516                  $125,683
                                                                                    ========                  ========


                 SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (in thousands) (unaudited)


                                                           Three Months Ended December 31,        Twelve Months Ended December 31,
                                                           -------------------------------        --------------------------------
                                                                1998           1999                     1998            1999
                                                           -------------  ----------------        ---------------  ---------------
Cash flows from operating activities:
  Net loss                                                   $(31,647)        $(2,194)               $(33,345)        $(21,628)
  Depletion, depreciation and amortization                      4,095           2,109                   8,896            8,317
  Capitalized ceiling impairment                               25,926              --                  25,926               --
  Interest paid through issuance of add'l senior sub. notes       507           1,431                     507            5,459
  Amortization of deferred stock compensation                      74              11                     372                1
  Amortization of deferred loan fees                              263             579                     726            1,739
  Amortization of discount on senior subordinated notes           212             181                     286              575
  Amortization of deferred loss on derivatives instruments         --             759                      --              759
  Market value adjustment for derivatives instruments              --            (119)                     --              115
  Loss on sale of natural gas and oil properties                   --              --                      --           12,195
  Changes in deferred income tax liability                       (321)             --                  (1,186)              --
                                                             --------         -------                --------         --------
   Operating cash flow                                           (891)          2,757                   2,182            7,532
  Changes in working capital and other items                   12,144             240                  12,592           (4,954)
                                                             --------         -------                --------         --------
   Cash flows provided by operating activities                 11,253           2,997                  14,774            2,578

  Cash flows (used) provided by investing activities          (31,780)         (4,468)                (86,227)           1,644
  Cash flows (used) provided by financing activities           21,845             832                  72,321           (4,049)
                                                             --------         -------                --------         --------
   Net increase (decrease) in cash and cash equivalents      $  1,318         $  (639)               $    868         $    173
                                                             ========         =======                ========         ========

                             SUMMARY PER MCFE DATA
                                  (unaudited)


                                                  Three Months Ended December 31,        Twelve Months Ended December 31,
                                                  -------------------------------        --------------------------------
                                                       1998           1999                     1998            1999
                                                  -------------  ----------------        ---------------  ---------------
Revenues:
  Natural gas and oil sales                        $  1.76           $2.76                  $ 2.08            $2.39
  Workstation revenue                                 0.05            0.03                    0.06             0.05
                                                   -------           -----                  ------            -----
                                                      1.81            2.79                    2.14             2.44
Costs and expenses:
  Lease operating                                     0.44            0.39                    0.33             0.36
  Production taxes                                    0.10            0.19                    0.13             0.15
  General and administrative                          0.92            0.52                    0.70             0.56
  Depletion of natural gas and oil properties         2.79            1.34                    1.28             1.24
  Capitalized ceiling impairment                     18.23            0.00                    3.90             0.00
  Depreciation and amortization                       0.09            0.09                    0.06             0.08
  Amortization of stock compensation                  0.05            0.01                    0.06             0.00
                                                   -------           -----                  ------            -----
                                                     22.62            2.54                    6.46             2.39
                                                   -------           -----                  ------            -----

  Operating income                                 $(20.81)          $0.25                  $(4.32)           $0.05
                                                   =======           =====                  ======            =====